UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2018

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2018, Apache Corporation, a Delaware corporation (“Apache”), entered into a Credit Agreement among Apache, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citibank, N.A., Royal Bank of Canada, HSBC Bank USA, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd, Wells Fargo Bank, National Association, Goldman Sachs Bank USA, The Toronto-Dominion Bank, New York Branch, and Mizuho Bank, Ltd., as Co-Documentation Agents (the “Credit Agreement”). In connection with entry into the Credit Agreement, Apache elected to terminate US$3.5 billion and £900.0 million in commitments under two syndicated credit facilities described below (the “Former Facilities”).

The Credit Agreement provides for a five-year revolving credit facility and aggregate commitments of US$4.0 billion (including a letter of credit subfacility of up to US$3.0 billion, of which US$2.08 billion currently is committed), with rights to increase commitments up to an aggregate US$5.0 billion. Apache may increase commitments by adding additional lenders or by allowing one or more existing lenders to increase their commitments by up to an aggregate US$1.0 billion.

Borrowings under the Credit Agreement may be made only in US dollars. Letters of credit may be denominated in US dollars, pounds sterling, Canadian dollars, and any other foreign currency consented to by an issuing bank. The aggregate amount of borrowings and the US dollar equivalent of undrawn letters of credit and unreimbursed drawings under issued letters of credit may not exceed total commitments at any given time.

The Credit Agreement is for general corporate purposes. Committed borrowing capacity fully supports Apache’s $3.5 billion commercial paper program. Letters of credit are available for security needs, including in respect of abandonment obligations assumed in various North Sea acquisitions. As of March 14, 2018, letters of credit aggregating approximately £129.1 million originally issued under one of the Former Facilities are deemed issued and outstanding under the Credit Agreement.

All amounts outstanding under the Credit Agreement are due March 14, 2023, provided that Apache may twice request that the maturity date be extended for successive one-year periods expiring one year from the then scheduled maturity date. No lender is obligated to consent to any extension. Apache can replace a non-consenting lender and its commitment or repay a non-consenting lender and let its commitment expire upon scheduled maturity. Apache can proceed with the extension as to remaining commitments if lenders having at least 51% of total commitments have agreed to it.

All borrowings under the Credit Agreement bear interest at one of the following rate options, as selected by the borrower:

•	A base rate plus a margin, with the (i) base rate being a rate per annum equal to the greatest of (a) the applicable prime rate, (b) the greater of the applicable federal funds rate and overnight bank funding rate, plus 0.50%, and (c) an adjusted London Interbank Offered Rate (“LIBOR”) for a one-month interest period plus 1.0%, and (ii) margin (“Base Rate Margin”) being a rate per annum that varies from 0.0% to 0.50% based on the rating for Apache’s senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money (“Long-Term Debt Rating”); or

•	LIBOR plus a margin (“LIBOR Margin”) at a rate per annum varying from 0.90% to 1.50% based on the Long-Term Debt Rating. For LIBOR-based interest rates, Apache may select an interest period with respect to any currency of one, two, three or six months, or one week.

The Credit Agreement also requires the borrower to pay quarterly a facility fee equal to a per annum rate that varies from 0.10% to 0.25% of the full amount of the commitments based on the Long-Term Debt Rating.

Currently, the Base Rate Margin is 0.075%, the LIBOR Margin is 1.075%, and the facility fee is 0.175%.

A commission is payable quarterly to lenders on the face amount of each outstanding letter of credit at a per annum rate equal to the LIBOR Margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

Borrowers under the Credit Agreement may include Apache and certain subsidiaries organized under the laws of, resident of, or domiciled in, the United States, Canada, England and Wales, the United Kingdom, or the Cayman Islands.

Each borrower may borrow, prepay, and reborrow loans and obtain letters of credit, and Apache may obtain letters of credit for the account its subsidiaries, in each case subject to representations and warranties, covenants, and events of default substantially similar to those in the Former Facilities. The Credit Agreement’s negative covenants continue to restrict the ability of Apache and its subsidiaries to create liens securing debt on hydrocarbon-related assets, subject to certain exceptions, which now include exceptions for (i) liens securing debt incurred to finance the acquisition, construction, improvement, or capital lease of assets, provided that such debt, when incurred, does not exceed the subject purchase price and costs, as applicable, and related expenses, and (ii) liens on assets if debt secured thereby does not exceed 15% of Apache’s consolidated net tangible assets, or approximately $2.97 billion as of December 31, 2017.

In connection with entry into the Credit Agreement, Apache elected to terminate effective March 14, 2018 100% of the commitments under the Former Facilities as follows:

•	US$3.5 billion of commitments under the Credit Agreement, dated as of June 4, 2015, among Apache and the lenders and agents party thereto, as amended; and

•	£900.0 million of commitments under the Credit Agreement, dated as of February 22, 2016, among Apache and the lenders, issuing banks, and agents party thereto. Letters of credit aggregating approximately £129.1 million which had been issued under this facility and remained outstanding as of March 14, 2018 are deemed issued and outstanding under the new Credit Agreement.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Apache. Representations, warranties, and covenants in the Credit Agreement were made only for purposes of the Credit Agreement, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement. Representations and warranties in the Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Apache or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of a Credit Agreement, which subsequent information may or may not be fully reflected in Apache’s public disclosures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of March 14, 2018, among Apache Corporation, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citibank, N.A., Royal Bank of Canada, HSBC Bank USA, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd, Wells Fargo Bank, National Association, Goldman Sachs Bank USA, The Toronto-Dominion Bank, New York Branch, and Mizuho Bank, Ltd., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: March 19, 2018	/s/ Rebecca A. Hoyt
Rebecca A. Hoyt
Senior Vice President,
Chief Accounting Officer, and Controller
(Principal Accounting Officer)